CIRCUIT CITY TO OFFER VALENCE'S NEW N-CHARGE(TM) POWER SYSTEM IN
                            RETAIL STORES NATIONWIDE


AUSTIN, TX, OCTOBER 12, 2004 - Valence Technology, Inc. (Nasdaq: VLNC), a leader in the development and commercialization of Saphion(R) technology, the only safe large format Lithium-ion rechargeable battery technology, today announced that Circuit City Stores, Inc. (NYSE: CC) will roll out the second generation N-Charge(TM) Power System in all Circuit City locations. The N-Charge(TM) Power System II is a rechargeable universal battery solution that provides 5 hours of additional notebook runtime and will be available in stores this month.

"Our engagement with Circuit City significantly extends the reach of our N-Charge product and represents an important milestone in expanding our customer base for this product family," said Stephan Godevais, Chairman and CEO of Valence. "We are excited to be working with Circuit City--one of the largest consumer electronics retailers in the country and a company that continues to find innovative ways to add value for its customers."

The N-Charge Power System II is an easy-to-use, portable energy solution that provides power for a wide variety of mobile electronic devices, with compatibility for over 2000 models of notebook computers, mobile telephones, digital cameras and PDAs. Featuring Valence's Saphion(TM) Lithium-ion technology, the N-Charge Power System II offers up to 5 hours of continuous notebook use in a thin, lightweight design (under 3 lbs), with the option to add an additional 5 hours of notebook runtime using the N-Charge Power System Expansion pack available at www.circuitcity.com. N-Charge Power Systems also are available for consumers at Best Buy, Brookstone, Fry's Electronics, Inc., J&R Music & Computer World, Datavision Computer Video, Inc and for business customers at PC Connection and CDW.

ABOUT VALENCE TECHNOLOGY, INC.

Valence is a leader in the development and commercialization of Saphion(R) technology, the only safe large format Lithium-ion rechargeable battery technology. Valence holds an extensive, worldwide portfolio of issued and pending patents relating to its Saphion(R) technology and Lithium-ion rechargeable batteries. The company has facilities in Austin, Texas, and Henderson, Nevada. Valence is traded on the NASDAQ Market under the symbol VLNC and can be found on the Internet at www.valence.com.

FORWARD-LOOKING STATEMENT

The information contained herein includes "forward-looking statements." The company cautions readers not to put undue reliance on forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve risks and

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uncertainties, and actual results may differ materially from those described herein, for the reasons, among others, discussed in our reports filed with the Securities and Exchange Commission.


MEDIA CONTACT                                        INVESTOR CONTACT

Lois Paul Partners, LLC                              Valence Technology, Inc.
Cindi Johnson                                        Kimberly Allen
cindi_johnson@lpp.com                                kimberly.allen@valence.com
(512) 638-5307                                       (512) 527-2921


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